Exhibit 99.1

PLAN OF MERGER
MERGING
TIGER OIL AND ENERGY, INC.
WITH AND INTO
UTEC, INC.

This Plan of Merger has been prepared in accordance with Section 92A.180 of the Nevada General Corporation Law.

1.       Parent and Subsidiary.  Tiger Oil and Energy, Inc., a Nevada corporation (“Tiger Oil and Energy”), is a wholly owned subsidiary of UTEC, Inc., a Nevada corporation (“UTEC”).

2.       The Merger; Surviving Corporation.  Tiger Oil and Energy shall be merged (the “Merger”) with and into UTEC.  UTEC shall be the corporation surviving the Merger and its name shall be changed “Tiger Oil and Energy, Inc.”

3.       Rights and Obligations.  The Merger shall be effective on September 7, 2010, after filing articles of merger providing for the Merger with the Nevada Secretary of State (the “Effective Time”), and as of the Effective Time, UTEC shall possess and be subject to all the rights, privileges, powers, franchises, property (real, personal and mixed), restrictions, disabilities, duties, and debts of Tiger Oil and Energy and UTEC.

4.       Officers.  The officers of UTEC immediately prior to the Effective Time shall be the officers of UTEC as of and after the Effective Time, and each of them shall hold office until their respective successor is elected and qualified, or until their earlier resignation or removal.

5.       Directors.  The directors of UTEC immediately prior to the Effective Time shall be the directors of UTEC as of and after the Effective Time, and each of them shall hold office until their respective successor is elected and qualified, or until their earlier resignation or removal.

6.       Bylaws.  The Bylaws of UTEC that are in effect immediately prior to the Effective Time shall be the Bylaws of UTEC as of and after the Effective Time.

7.       Articles of Incorporation.  The Articles of Incorporation of UTEC that are in effect immediately prior to the Effective Time shall be the Articles of Incorporation of UTEC as of and after the Effective Time, except that Article 1 shall be amended in its entirety to read as follows:

“1.  Name of Corporation:  Tiger Oil and Energy, Inc.”

8.       Effect of Capital Stock.  At the Effective Time, all of the outstanding shares of common stock, par value $0.001 per share, of Tiger Oil and Energy held by UTEC, which represent all of the issued and outstanding securities of Tiger Oil and Energy, shall be cancelled.  No shares of UTEC will be issued.

This Plan of Merger was adopted and approved by the Board of Directors of UTEC by Unanimous Written Consent of the Board of Directors of UTEC, dated as of August 20, 2010, and by the Board of Directors of Tiger Oil and Energy by Written Consent of the Board of Directors of Tiger Oil and Energy, dated as of August 20, 2010.

(Signature page follows.)

UTEC, INC.

By:
Name: Kenneth B. Liebscher
Title: President and Chief Executive Officer

TIGER OIL AND ENERGY, INC.

By:
Name: Kenneth B. Liebscher
Title: Chief Executive Officer, President,
Chief Financial Officer, Secretary,
and Treasurer

(Signature page to Plan of Merger)